                                                                     EXHIBIT 2.1
                                                                     -----------







                        TSI INTERNATIONAL SOFTWARE LTD.

                           NATCHEZ ACQUISITION CORP.

                             NOVERA SOFTWARE, INC.


                     AGREEMENT AND PLAN OF REORGANIZATION


                        Dated as of September 30, 1999

                               TABLE OF CONTENTS


ARTICLE I.  THE MERGER................................................   1

1.1    The Merger.....................................................   1
1.2    Effects of the Merger..........................................   1
1.3    Closing........................................................   1
1.4    Approval by the Stockholders of Natchez........................   2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES.....   2

2.1    Conversion of Natchez Stock....................................   2
2.2    Escrow.........................................................   4
2.3    Assumption of Stock Options, Restricted Stock..................   5
2.4    Dissenting Shares..............................................   5
2.5    Surrender of Certificates......................................   6
2.6    No Further Ownership Rights in Natchez Common Stock............   8
2.6    No Fractional Shares...........................................   8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF NATCHEZ...............   8

3.1    Organization, Standing and Power; Subsidiaries.................   9
3.2    Capital Structure..............................................  10
3.3    Authority......................................................  11
3.4    Compliance with Laws and Other Instruments; Non-Contravention..  11
3.5    Technology and Intellectual Property Rights....................  12
3.6    Financial Statements...........................................  14
3.7    Taxes..........................................................  15
3.8    Absence of Certain Changes and Events..........................  16
3.9    Leases in Effect; Real Property................................  18
3.10   Personal Property..............................................  18
3.11   Certain Transactions...........................................  18
3.12   Litigation and Other Proceedings...............................  19
3.13   No Defaults....................................................  19
3.14   Major Contracts................................................  19
3.15   Material Reductions............................................  20
3.16   Insurance and Banking Facilities...............................  20
3.17   Employees......................................................  20
3.18   Employee Benefit Plans.........................................  21
3.19   Certain Agreements.............................................  22
3.20   Guarantees and Suretyships.....................................  22
3.21   Brokers and Finders............................................  22
3.22   Certain Payments...............................................  22
3.23   Environmental Matters..........................................  23
3.24   Information Statement..........................................  23
3.25   Year 2000......................................................  23
3.26   Disclosure.....................................................  24


                                       i
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ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
SUB...................................................................  24

4.1    Organization and Qualification.................................  24
4.2    Capitalization.................................................  24
4.3    Authority Relative to this Agreement...........................  24
4.4    Non-Contravention..............................................  25
4.5    Reports and Financial Statements...............................  25
4.6    Validity of Parent Merger Shares...............................  26
4.7    Consents and Approvals of Governmental Authorities.............  26
4.8    Absence of Certain Changes or Events...........................  26
4.9    Information Statement..........................................  26
4.10   Disclosure.....................................................  26

ARTICLE V.  COVENANTS OF NATCHEZ......................................  27

5.1    Conduct of Business in Ordinary Course.........................  27
5.2    Dividends, Issuance of, or Changes in Securities...............  28
5.3    Governing Documents............................................  28
5.4    No Acquisitions................................................  28
5.5    No Dispositions................................................  29
5.6    Indebtedness...................................................  29
5.7    Compensation...................................................  29
5.8    Claims.........................................................  29
5.9    Access to Properties and Records...............................  29
5.10   Breach of Representations and Warranties.......................  29
5.11   Consents.......................................................  29
5.12   Tax Returns....................................................  29
5.13   Exclusivity; Acquisition Proposals.............................  30
5.14   Notice of Events...............................................  30
5.15   Employment Agreements..........................................  30
5.16   Reasonable Best Efforts........................................  30
5.17   Insurance......................................................  30
5.18   Certain Tax Matters............................................  30

ARTICLE VI.  COVENANTS OF PARENT......................................  31

6.1    Breach of Representations and Warranties.......................  31
6.2    Additional Information; Access.................................  31
6.3    Consents.......................................................  31
6.4    Reasonable Best Efforts........................................  31
6.5    Nasdaq National Market Listing.................................  31
6.6    Notice of Events...............................................  31
6.7    Third Party Beneficiaries......................................  32
6.8    Certain Tax Matters............................................  32

ARTICLE VII.  ADDITIONAL AGREEMENTS...................................  32

7.1    Voting Agreements..............................................  32
7.2    Investment Agreements..........................................  32

                                       ii
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7.3    Legal Conditions to the Merger.................................  32
7.4    Employee Benefits..............................................  32
7.5    Expenses.......................................................  33
7.6    Additional Agreements..........................................  33
7.7    Public Announcements...........................................  33
7.8    Confidentiality................................................  33

ARTICLE VIII.  CONDITIONS PRECEDENT...................................  34

8.1    Conditions to Each Party's Obligation to Effect the Merger.....  34
8.2    Conditions of Obligations of Parent and Merger Sub.............  34
8.3    Conditions of Obligation of Natchez............................  36

ARTICLE IX.  INDEMNIFICATION..........................................  37

9.1    Indemnification Relating to Agreement..........................  37
9.2    Third Party Claims.............................................  38
9.3    Tax Contests...................................................  38
9.4    Limitations....................................................  39
9.5    Binding Effect.................................................  39
9.6    Time Limit.....................................................  39
9.7    Updating of Disclosure Schedule................................  39
9.8    Sole Remedy....................................................  40

ARTICLE X.  REGISTRATION RIGHTS.......................................  40

10.1   Certain Definitions............................................  40
10.2   Resale Holder Registration.....................................  40
10.3   Piggyback Registration.........................................  42
10.4   Suspension of Prospectus.......................................  43
10.5   Expenses.......................................................  43
10.6   Indemnification................................................  44
10.7   Limitation on Assignment of Registration Rights................  45

ARTICLE XI.  TERMINATION..............................................  46

11.1   Mutual Agreement...............................................  46
11.2   Termination by Parent..........................................  46
11.3   Termination by Natchez.........................................  46
11.4   Outside Date...................................................  46
11.5   Effect of Termination..........................................  47

ARTICLE XII.  MISCELLANEOUS...........................................  47

12.1   Entire Agreement...............................................  47
12.2   Governing Law; Consent to Jurisdiction.........................  47
12.3   Notices........................................................  47
12.4   Severability...................................................  48
12.5   Survival of Representations and Warranties.....................  48
12.6   Assignment.....................................................  49
12.7   Counterparts...................................................  49
12.8   Amendment......................................................  49

                                      iii
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12.9   Extension, Waiver..............................................  49
12.10  Interpretation.................................................  49
12.11  Knowledge......................................................  49
12.12  Transfer, Sales, Documentary, Stamp and Other Similar Taxes....  50

EXHIBITS

Exhibit 1.1 --   Merger Documents
Exhibit 2.2 --   Escrow Agreement

Exhibit 7.1 --   Voting Agreements
Exhibit 7.2 --   Investment Agreements

Schedule I  --   List of Persons and Entities Executing Voting Agreements

                                       iv
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                             INDEX OF DEFINED TERMS

A

Acquisition Transaction..................     31
Agreement................................      1
Audited Balance Sheet Date...............     14
Audited Balance Sheets...................     14

B

Blue Sky.................................     27
Business Condition.......................      9

C

Certificates.............................      6
Charter Documents........................      9
Closing..................................      1
Closing Date.............................      1
Code.....................................      1
Commission...............................     25
Common Conversion Ratio..................      3
Confidentiality Agreement................     35
Consent..................................     12

D

DGCL.....................................      1
Dissenting Shares........................      6

E

Effective Time...........................      1
Employment Agreements....................     31
Environmental Laws.......................     23
Environmental Liabilities................     24
ERISA....................................     22
Escrow Shares............................      4
Exchange Act.............................     26
Exchange Agent...........................      6

F

Final Prospectus.........................     47
Financial Statements.....................     14

G

GAAP.....................................     14
Governmental Entity......................     12

H

Hazardous Materials......................     23

I

Indemnifiable Amounts....................     40
Indemnified Party........................     48
Indemnifying Party.......................     48
Information Statement....................     24
Initial Shares...........................      4
Initial Shelf Registration Statement.....     43
Investment Agreements....................     33


K

Knowledge................................     53

L

Lease....................................     18
Leases...................................     18
Liens....................................     10

M

Material Adverse Effect..................      9
Merger...................................      1
Merger Documents.........................      1
Merger Sub...............................      1

N

Natchez..................................      1
Natchez Common Stock.....................      2
Natchez Disclosure Schedule..............      8
Natchez Intellectual Property............     12
Natchez Option...........................     10
Natchez Preferred Stock..................      3
Natchez Stock............................      3
Natchez Stock Plans......................     10
Natchez Stockholders.....................      4
New Parent Stockholders..................     33

O

Option...................................      5
Option Holder............................      5
Options..................................      5
Ordinary Course of Business..............     17

P

Parent...................................      1
Parent Average Closing Price.............      4
Parent Common Stock......................      2
Parent Merger Shares.....................      2
Person...................................      9
Plan.....................................     22
Prospects................................      9

R

Recent 10-Q..............................     25
Registrable Securities...................     43
Reports..................................     26
Resale Holder............................     42

S

Securities Act...........................  5, 18
Series A Conversion Ratio................      3
Series A Preferred Stock.................      3
Series B Conversion Ratio................      3
Series B Preferred Stock.................      3
Series C Conversion Ratio................      3

Series C Preferred Stock.................      3
Subsequent Shelf Registration Statement..     43
Subsidiary...............................      9
Surviving Corporation....................      1

T

Tax......................................     15
Tax Return...............................     15
Tax Returns..............................     15
Taxes....................................     15
Threshold Amount.........................     41

U

Unaudited Balance Sheet..................     14
Unaudited Balance Sheet Date.............     14
Underwritten Sale........................     45

V

Voting Agreements........................     33

                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 30, 1999 (this "Agreement"), by and among TSI International Software Ltd., a Delaware corporation ("Parent"); Natchez Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and Novera Software, Inc., a Delaware corporation ("Natchez ").

   Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and Natchez agree as follows:


                                   ARTICLE I

                                   THE MERGER


    1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into Natchez (the "Merger"). A Certificate of Merger and any other required documents (collectively, the "Merger Documents"), substantially in the form attached as Exhibit 1.1, will be duly prepared, executed and acknowledged by Natchez and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the "Effective Time"). Following the Merger, Natchez will continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of Delaware, and the separate corporate existence of Merger Sub will cease.

   1.2 Effects of the Merger. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Certificate of Incorporation of Natchez will be amended in the form attached as Appendix A to Exhibit 1.1 until duly further amended,
(iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

   1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the date of this Agreement or as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VIII that by their terms are not to occur at the Closing (the "Closing Date"), but in no event later than October 31, 1999, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street,

Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and Natchez. If all of conditions set forth in Article VIII hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

   1.4 Approval by the Stockholders of Natchez. Natchez will take all action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of Natchez by means of a written consent of stockholders in accordance with the DGCL, or if it is unable to obtain such written consent, by a duly convened meeting of stockholders. Natchez will use its reasonable best efforts to obtain such stockholder approval. Natchez represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of Natchez that they approve this Agreement, the Merger and all of the transactions contemplated hereby.


                                   ARTICLE II

              CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES


   2.1 Conversion of Natchez Stock. The maximum number of shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") to be issued (including Parent Common Stock to be reserved for issuance upon exercise of Options (as defined herein) to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding shares of Natchez Stock (as defined herein) shall be 2,159,132 shares (appropriately adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization or the like with respect to the Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time) (the "Parent Merger Shares"). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by Natchez from the date of this Agreement to the Closing Date pursuant to the exercise of Options to acquire Natchez Stock. Subject to the terms and conditions of the Merger and without any action on the part of the Merger Sub, Natchez or the holder of any shares of Natchez Stock, the holder of any Options to acquire or receive shares of Natchez Stock, the following shall occur:

       (a) Conversion of Natchez Common Stock. Each share of common stock, $.01 par value per share, of Natchez ("Natchez Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Natchez Common Stock owned beneficially by Parent or Merger Sub, Dissenting Shares (as defined in Section 2.4 hereof) and Natchez Common Stock held in Natchez's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 2.2 hereof) such number of shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") as is equal to the product of (A) one share of Natchez Common Stock multiplied by (b) the Common Conversion Ratio (as defined in Section 2.1(c)), upon surrender of the certificate representing such share of Natchez Common Stock.

       (b)  Conversion of Natchez Preferred Stock.

          (i) Series A Preferred Stock. Each share of Natchez's Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock owned beneficially owned by Parent or Merger Sub, Dissenting Shares and any shares of Series A Preferred Stock held in Natchez's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 2.2 hereof) such number of shares of Parent Common Stock as is equal to the product of (A) one share of Series A Preferred Stock multiplied by (B) the Series A Conversion Ratio (as defined in
Section 2.1(c) hereof), upon surrender of the certificate representing such share of Series A Preferred Stock.

          (ii) Series B Preferred Stock. Each share of Natchez's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock owned beneficially owned by Parent or Merger Sub, Dissenting Shares and any shares of Series B Preferred Stock held in Natchez's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 2.2 hereof) such number of shares of Parent Common Stock as is equal to the product of (A) one share of Series B Preferred Stock multiplied by (B) the Series B Conversion Ratio (as defined in
Section 2.1(c) hereof), upon surrender of the certificate representing such share of Series B Preferred Stock.

          (iii) Series C Preferred Stock. Each share of Natchez's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Stock," and together with the Series A Preferred Stock and the Series B Preferred Stock, the "Natchez Preferred Stock"; and, together with the Natchez Common Stock, the "Natchez Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock owned beneficially owned by Parent or Merger Sub, Dissenting Shares and any shares of Series C Preferred Stock held in Natchez's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 2.2 hereof) such number of shares of Parent Common Stock as is equal to the product of (A) one share of Series C Preferred Stock multiplied by (B) the Series C Conversion Ratio (as defined in Section 2.1(c) hereof), upon surrender of the certificate representing such share of Series C Preferred Stock.

       (c) Certain Definitions. As used in this Agreement the following terms shall have the following respective meanings:

            (i)    "Common Conversion Ratio" shall be equal to .204983.

            (ii)   "Series A Conversion Ratio" shall be equal to .204983.

            (iii)  "Series B Conversion Ratio" shall be equal to .204983.

            (iv)   "Series C Conversion Ratio" shall be equal to .204983.

            (v)    "Parent Average Closing Price" shall be equal to $24.5469.

          (d)  Subject to compliance with the requirements set forth in Section
2.5 hereof, stockholders of record of Natchez (the "Natchez Stockholders") shall be entitled to receive immediately 90% of the shares of Parent Common Stock into which their shares of Natchez Stock were converted pursuant to this Section 2.1 (such number of shares to be rounded to the nearest highest whole number) (the "Initial Shares"); the remaining 10% of the shares of Parent Common Stock into which their shares of Natchez Stock were converted pursuant to this Section 2.1 (none of which shares of Parent Common Stock shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation or Parent) (the "Escrow Shares") shall be deposited in escrow pursuant to Section
2.2 hereof and shall be held and disposed of in accordance with the terms of the Escrow Agreement (as defined in Section 2.2 hereof).

       (e) Each share of Natchez Stock held in Natchez's treasury immediately prior to the Effective Time and each share of Natchez Stock owned beneficially by Parent or the Merger Sub shall be cancelled and retired without payment of any consideration therefor.

       (f) At the Effective Time, each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, $.01 par value, of the Surviving Corporation.

   2.2 Escrow.

          (a) At or as soon as practicable after the Effective Time, and subject to and in accordance with the terms of the Escrow Agreement attached as
Exhibit 2.2 (the "Escrow Agreement"), Parent shall deliver to the Escrow Agent (as defined in the Escrow Agreement) certificates (issued in the names of the Natchez Stockholders or their nominees) representing the Escrow Shares, as described in Section 2.1(d), for purposes of securing indemnification obligations of the Natchez Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent pursuant and in accordance with the terms of the Escrow Agreement. The Escrow Shares shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party. The Escrow Shares shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The delivery of the Escrow Shares will be made on behalf of the holders of Natchez Stock in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Parent directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement and the approval of the Merger by the Natchez Stockholders shall constitute approval of the indemnification provisions contained in Article IX hereof and of the terms and provisions of the Escrow Agreement and all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative (as such term is defined in the Escrow Agreement).

   2.3 Assumption of Stock Options; Restricted Stock.

          (a) At the Effective Time, Parent shall assume all outstanding options (whether vested or unvested) to purchase Natchez Common Stock (each an "Option" and collectively, the "Options") and each holder thereof (each an "Option Holder") shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as were applicable under such Option at the Effective Time (subject to any acceleration of vesting or exercisability resulting from the consummation of the Merger), the number of shares of Parent Common Stock determined by multiplying the number of shares of Natchez Common Stock subject to such Option in accordance with its terms immediately prior to the Effective Time by the Common Conversion Ratio (rounded down to the nearest whole share), at an exercise or conversion price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Natchez Common Stock of such Option immediately prior to the Effective Time by the Common Conversion Ratio. It is the intention of the parties that the Options assumed by Parent qualify following the Effective Time as Incentive Stock Options as defined in Section 422 of the Code to the extent such Options qualified as Incentive Stock Options immediately prior to the Effective Time.

          (b) As soon as practicable after the Effective Time, Parent or the Surviving Corporation shall deliver to the holders of Options assumed in accordance with this Section 2.3 appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 2.3, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to any acceleration of vesting or exercisability resulting from the consummation of the Merger).

          (c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 2.3. As soon as practicable after the Effective Time and in any event within fourteen
(14) days thereof, the Parent will file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to all shares of Parent Common Stock subject to such Options that may be registered on a Form S-8.

          (d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder, all conditions, including vesting, as were applicable with respect to shares of restricted stock issued to employees of Natchez at the Effective Time, shall remain in effect on substantially the same terms and conditions (subject to any acceleration of vesting resulting from the consummation of the Merger).

   2.4 Dissenting Shares.

          (a) For purposes of this Agreement, "Dissenting Shares" means shares of Natchez Stock held as of the Effective Time by a Natchez Stockholder who has not voted such shares of Natchez Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.
Notwithstanding Section 2.1 hereof, Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock, unless such Natchez Stockholder shall have forfeited his or her right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such Natchez Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive shares of Parent Common Stock issuable in respect of such Natchez Stock pursuant to Section 2.1, and (ii) promptly following the occurrence of such event, Parent shall deliver to such Natchez Stockholder a certificate representing 90% of the shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1 (which shares shall be considered Initial Shares for purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.1 (none of which Shares of Parent Common Stock shall be unvested subject to any right of repurchase risk of forfeiture or other condition in favor of the Surviving Corporation or Parent) (which shares shall be considered Escrow Shares for all purposes of this Agreement).

          (b) Natchez shall give Parent (i) prompt notice of any written demands for appraisal of any Natchez Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Natchez and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Natchez shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Natchez Stock or offer to settle or settle any such demands.

       2.5  Surrender of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Parent shall designate The Bank of New York to act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Parent Common Stock. At or promptly after the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article II, (i) one or more certificates representing the Initial Shares issuable pursuant to Section 2.1 in exchange for shares of Natchez Stock outstanding at the Effective Time, provided, however, that, on behalf of the Natchez Stockholders, and pursuant to Section 2.2 and the Escrow Agreement, Parent shall deposit into an escrow account and deliver to the Escrow Agent one or more certificates representing the Escrow Shares, and (ii) any cash in respect of fractional shares as provided in Section 2.7.

          (c) Exchange Procedures. At or promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Natchez Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, and (iii) an Investment Agreement (as defined herein) to be executed by such holder, if not previously delivered to Parent by such holder. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and such Investment Agreement, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of Escrow Shares to be deposited with the Escrow Agent on such holder's behalf pursuant to Section 2.2 and the Escrow Agreement), plus cash, if any, in lieu of fractional shares in accordance with Section 2.7, to which such holder is entitled pursuant to Section 2.7, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, and subject to Section 2.4, each outstanding Certificate that, prior to the Effective Time, represented shares of Natchez Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Natchez Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7.


       (d) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Natchez Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 2.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

          (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (g)  No Liability.  Notwithstanding anything to the contrary in this
Section 2.5, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Natchez Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


   2.6 No Further Ownership Rights in Natchez Common Stock. At the Effective Time, each Holder of a Certificate shall cease to have any rights as a Stockholder of Natchez except such rights, if any, as such Holder may have with respect to Dissenting Shares. The Merger and its approval by the Natchez Stockholders and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Natchez Stock pursuant to the DGCL, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Natchez of Natchez Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

   2.7 No Fractional Shares. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of shares of Natchez Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction multiplied by the Parent Average Closing Price.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF NATCHEZ


   Natchez represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth in the Disclosure Schedule of Natchez dated the date hereof and delivered herewith to Parent (the "Natchez Disclosure Schedule"). The Natchez Disclosure Schedule shall be arranged in section and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any paragraphs of the Natchez Disclosure Schedule shall also qualify other sections or paragraphs in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs.

     3.1  Organization, Standing and Power; Subsidiaries.

          (a) Natchez is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as defined herein) on the Business Condition (as hereinafter defined) of Natchez.

          As used in this Agreement, "Material Adverse Effect" with respect to any Person (as defined herein) shall not include (i) any change arising out of conditions affecting the economy or industry of such Person in general which does not affect such Person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively, or (ii) any change or occurrence resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby.

          As used in this Agreement, "Business Condition" with respect to any Person (as defined below) means the business, financial condition, results of operations, assets (including intangible assets) or prospects (as defined below) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "Subsidiary" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity, and "prospects" means events, conditions, facts or developments that are known to Natchez and that in the reasonable course of events are expected to have an effect on future operations of the business as presently conducted by Natchez. References to Natchez in this Agreement shall be deemed to include all Subsidiaries of Natchez, if any, unless the context specifically requires otherwise. In this Agreement, "Person" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

          All Subsidiaries of Natchez and their jurisdiction of incorporation are listed in Section 3.1 of the Natchez Disclosure Schedule. Natchez has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("Charter Documents") of Natchez, in each case, as amended to the date hereof. The minute books of Natchez, copies of which have been delivered to Parent, contain correct records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Natchez and its Board of Directors. Section 3.1 of the Natchez Disclosure Schedule contains a complete and correct list of the officers and directors of Natchez.

          (b) Except for the Subsidiaries listed in Section 3.1 of the Natchez Disclosure Schedule, Natchez does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each Subsidiary of Natchez are owned beneficially and of record by Natchez, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever except for statutory liens, liens for Taxes or similar liens arising in the ordinary course of business and not yet due ("Liens"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Natchez or one of the other Subsidiaries.

     3.2  Capital Structure.

          (a) The authorized capital stock of Natchez consists of (i) 11,500,000 shares of Natchez Common Stock, of which 2,207,012 shares are issued and outstanding as of the date of this Agreement and no shares are issued and held as treasury shares by Natchez, (ii) 2,300,000 shares of Series A Preferred Stock, all of which are issued and outstanding, (iii) 1,641,616 shares of Series B Preferred Stock, all of which are issued and outstanding and (iv) 2,785,000 shares of Series C Stock, of which 2,583,529 are issued and outstanding.
Section 3.2 of the Natchez Disclosure Schedule sets forth a complete and accurate list of all Natchez Stockholders, indicating the number of shares and class or series of Natchez Stock held by each Natchez Stockholder and (for Natchez Stock other than Natchez Common Stock) the number of shares of Natchez Common Stock (if any) into which such Natchez Stock is convertible. Section 3.2 of the Natchez Disclosure Schedule also sets forth (i) all stock option plans and other stock or equity-related plans of Natchez (the "Natchez Stock Plans"), and (ii) all outstanding Options, including any other options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, a "Natchez Option") to which Natchez is a party or by which Natchez may be bound obligating Natchez to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Natchez, or obligating Natchez to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right, indicating the following information with respect to each Natchez Option: (A) the holder of such Natchez Option, (B) the particular Natchez Stock Plan, if any, pursuant to which such Natchez Option was granted, (C) the number of shares and class or series of Natchez Stock into which such Natchez Option is exercisable and (for Natchez Stock other than Natchez Common Stock) the number of shares of Natchez Common Stock (if any) into which such Natchez Stock is convertible, (D) the exercise price, date of grant, vesting schedule and expiration date for such Natchez Option, and (E) any terms regarding the acceleration of vesting of such Natchez Option.

          (b) All issued and outstanding shares of Natchez Stock are, and any shares of Natchez Stock issued upon exercise of any Natchez Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or, except as set forth in Section 3.2 of the Natchez Disclosure Schedule, to any agreement to which Natchez is a party or by which Natchez may be bound. Natchez does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of shares of Natchez Common Stock on any matter or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby. Other than the Natchez Stock and the Natchez Options listed in the Natchez Disclosure Schedule, there are no outstanding (i) securities of Natchez convertible into or exchangeable for capital stock of or other ownership interests in Natchez, (ii) options, warrants or other rights (including preemptive rights) to acquire from Natchez , and other obligations of Natchez to issue, capital stock of or other ownership interests in, or securities convertible into or exchangeable for capital stock of or other ownership interests in, Natchez, and (iii) obligations of Natchez to purchase, redeem or otherwise acquire any shares of capital stock of Natchez. Except as set forth on Section 3.2 of the Natchez Disclosure Schedule, there are no agreements, voting trusts, proxies or understandings with respect to voting or registration under the Securities Act of any Natchez Stock to which Natchez is a party or, to the knowledge of Natchez, to which any other Person is a party. No stockholder of Natchez has initiated any claim against Natchez nor to the knowledge of Natchez do any grounds exist for making any claim.

     3.3 Authority. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Natchez have been duly authorized by all necessary action of the Board of Directors of Natchez, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders of Natchez. Natchez has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Natchez in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     3.4 Compliance with Laws and Other Instruments; Non-Contravention. Natchez holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a Material Adverse Effect on Natchez's Business Condition. There are no violations or, to the knowledge of

Natchez, claimed violations of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation where such violations would have a Material Adverse Effect on the Business Condition of Natchez. Assuming the receipt of all Consents (as defined below) and except as in the aggregate would not have a Material Adverse Effect on the Business Condition of Natchez, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Natchez, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Natchez or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Natchez is a party, or under which Natchez is obligated, or by which Natchez or any of the rights, properties or assets of Natchez are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Natchez; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Natchez is a party, or under which Natchez is obligated, or by which Natchez or any of the rights, properties or assets of Natchez are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Natchez is a party, or under which Natchez may be obligated, or by which Natchez or any of the rights, properties or assets of Natchez are subject or bound. Section 3.4 of the Natchez Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Natchez requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Natchez Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Natchez or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "Consent"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Natchez in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Natchez or the consummation of the Merger or any other transaction described herein, except for the filing by Natchez and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

     3.5  Technology and Intellectual Property Rights.

          (a) For the purposes of this Agreement, "Natchez Intellectual Property" consists of the following intellectual property:

          (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

          (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

          (iii) all other tangible or intangible proprietary information and materials; and

          (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Natchez or that are being, and/or have been, used, or are currently under development for use, in the business of Natchez; provided, however, that Natchez Intellectual Property will not include pre-packaged third party software that is generally available to the public for purchase or use.

          (b) Section 3.5 of the Natchez Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Natchez Intellectual Property and owned by or on behalf of Natchez, including the jurisdictions in which each such Natchez Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Natchez; and (iii) all licenses, sublicenses and other agreements to which Natchez is a party and pursuant to which Natchez or any other person is authorized to use any Natchez Intellectual Property or exercise any other right with regard thereto, other than shrinkwrap licenses for object code licenses granted by Natchez in the ordinary course of business for license fees of less than $10,000 in any single instance.

          (c) Natchez Intellectual Property consists solely of items and rights that are either: (i) owned solely by Natchez; (ii) in the public domain; or
(iii) rightfully used and authorized for use by Natchez and its successors pursuant to a valid license. All Natchez Intellectual Property that consists of license or other rights to third party property is separately set forth in
Section 3.5 of the Natchez Disclosure Schedule. Natchez owns or has the right to use all Natchez Intellectual Property necessary to carry out Natchez's business.

          (d) Natchez is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Natchez's obligations hereunder or the consummation of the Merger, will Natchez be, in violation of any license, sublicense or other agreement relating to any Natchez Intellectual Property to which Natchez is a party or otherwise bound. Natchez is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Natchez or Parent, as successor to Natchez, in Natchez Intellectual Property.

          (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Natchez does not infringe any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person, or any patent issued prior to the date hereof. No claims (i) challenging the validity, effectiveness, or ownership by Natchez of any Natchez Intellectual Property, or
(ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Natchez infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Natchez or, to the knowledge of Natchez (as defined below), are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Natchez Intellectual Property, other than review of pending applications for patent and trademarks, and Natchez is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. To the knowledge of Natchez, all granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Natchez are valid, enforceable and subsisting. To the knowledge of Natchez, there is no unauthorized use, infringement, or misappropriation of any Natchez Intellectual Property by any third party, employee or former employee.

          (f) Section 3.5 of the Natchez Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, Natchez Intellectual Property. Natchez has secured from all parties who have created any portion of, or otherwise have any rights in or to, Natchez Intellectual Property valid and enforceable written assignments of any such work or other rights to Natchez and has provided true and complete copies of such assignments to Parent.

          (g) Natchez has obtained written agreements from all employees and from third parties with whom Natchez, to its knowledge, has shared confidential proprietary information (i) of Natchez or (ii) received from others that Natchez is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Natchez has made available a copy of the form of such written agreement with employees, as executed, to Parent together with copies of all non-standard agreements with employees.

     3.6  Financial Statements.

          (a) Natchez has delivered to Parent an unaudited balance sheet (the "Unaudited Balance Sheet") as of August 31, 1999 (the "Unaudited Balance Sheet Date") and audited balance sheets (the "Audited Balance Sheets") as of December 31, 1998 (the "Audited Balance Sheet Date") and December 31, 1997, unaudited statements of income and cash flows for the eight-month period ended August 31, 1999 and audited statements of income and cash flows for its fiscal years ended December 31, 1998 and December 31, 1997 (all of such balance sheets and statements of income and cash flows are collectively referred to as the "Financial Statements"). The Financial Statements: (i) are in accordance with the books and records of Natchez; (ii) present fairly, in all material respects, the financial position of Natchez as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate). As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Unaudited Balance Sheet or Section 3.6 of the Natchez Disclosure Schedule, and since the Unaudited Balance Sheet Date, Natchez has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, other than in either case in the ordinary course of business and except for (x) liabilities incurred by Natchez not required by GAAP to be reflected thereon or (y) liabilities incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein (which liabilities are estimated and have been disclosed on Section 3.6 of the Natchez Disclosure Schedule).

          (b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Unaudited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by Natchez since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible, subject to an appropriate reserve determined in a manner consistent with past practices of Natchez, in the ordinary course of business. No accounts, notes or other receivables are contingent upon the performance by Natchez of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

          3.7  Taxes.

          (a) The term "Taxes" as used herein means all federal, state, local and foreign income taxes, alternative or add-on minimum taxes, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital, profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

          (b) Natchez has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which Natchez is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by Natchez were complete and correct in all material respects, and such Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status and other matters of Natchez and any other information required to be shown thereon. None of the Tax Returns filed by Natchez or Taxes payable by Natchez have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Natchez, threatened. Natchez is not currently the beneficiary of any extension of time within which to file any Tax Return, and Natchez has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Tax Returns filed by Natchez contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Natchez is not a party to any Tax sharing agreement or similar arrangement. Natchez has never been a member of a group filing a consolidated federal income Tax Return or a consolidated, combined or other affiliated group for state, local or other Tax purposes (other than a group the common parent of which was Natchez), and Natchez does not have any liability for the Taxes of any Person (other than Natchez) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

          (c) Natchez is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Natchez has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and Natchez will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. Natchez does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. None of the assets of Natchez is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of Natchez directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Natchez is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where Natchez does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Natchez has not taken any action that would have the effect of deferring any material liability for Taxes of Natchez from any taxable period ending at or before the Effective Time to any taxable period thereafter. Natchez has never filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign law), relating to collapsible corporations, or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to the disposition of any asset owned by it. No power of attorney has been granted by Natchez, and is currently in force, with respect to any matter relating to Taxes. Natchez has not participated in an international boycott as defined in Section 999 of the Code. Except as set forth in Section 3.7 of the Natchez Disclosure Schedule, none of the shares of outstanding capital stock of Natchez are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

          (d) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Natchez. The unpaid Taxes of Natchez did not, as of the Unaudited Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Natchez in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Natchez has not incurred and will not incur any liability for Taxes subsequent to the Unaudited Balance Sheet Date through the Closing Date except in the ordinary course of business. Natchez is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     3.8 Absence of Certain Changes and Events. From the Unaudited Balance Sheet Date, there has not been:

          (a) Any transaction involving more than $25,000 entered into by Natchez other than in the ordinary course of business; or, without limiting the foregoing, any loss of or damage to any of the properties of Natchez due to fire or other casualty or other loss, whether or not insured, amounting to more than $25,000 in the aggregate;

          (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Natchez, or any repurchase, redemption, retirement or other acquisition by Natchez of any outstanding shares of capital stock, any Natchez Option, or other securities of, or other equity or ownership interests in, Natchez;

          (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with past practice ("Ordinary Course of Business");

          (d) Any change in the Charter Documents of Natchez or any amendment of any term of any outstanding security of Natchez;

          (e) Any incurrence, assumption or guarantee by Natchez of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $25,000;

          (f)  Any creation or assumption by Natchez of any Lien on any asset;

          (g) Any making of any loan, advance or capital contributions to, or investment in, any Person, except the making of travel advances in the ordinary course of business;

          (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

          (i) Any (A) grant of any severance or termination pay to any director, officer or employee of Natchez, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Natchez, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Natchez or (E) change in the payment or accrual policy with respect to any of the foregoing;

          (j) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Natchez, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Natchez;

          (k) Any notes or accounts receivable or portions thereof written off by Natchez as uncollectible in an aggregate amount exceeding $25,000;

          (l) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Natchez is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Natchez or phantom stock interest in Natchez;

          (m) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $25,000;

          (n) Any sale, assignment or transfer of any Natchez Intellectual Property or other similar assets, including licenses therefor other than in the ordinary course of business;

          (o) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $25,000;

          (p) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Natchez or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of any such Person, has any direct or indirect ownership interests, except for payments or liabilities with respect to advances for all travel expenses to employees in the ordinary course of business; or

          (q) Any agreement undertaking or commitment to do any of the foregoing.

          3.9 Leases in Effect; Real Property. (a) All real property leases and subleases as to which Natchez is a party and any amendments or modifications thereof are listed in Section 3.9 of the Natchez Disclosure Schedule (each a "Lease" and collectively, the "Leases") are valid, in full force and effect and enforceable, and there are no existing defaults on the part of Natchez, and Natchez has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Natchez thereunder. Natchez does not own any real property.

          (b) To the knowledge of Natchez, the improvements located on the real property leased by Natchez under the Leases listed in Section 3.9 of the Natchez Disclosure Schedule are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction or condemnation proceeding pending or threatened against Natchez.

     3.10 Personal Property. Natchez has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Natchez's business, except as shown in the footnotes to the Financial Statements or for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. The Natchez Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by Natchez in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

     3.11 Certain Transactions. Except for (a) relationships with Natchez as an officer, director, or employee thereof (and compensation by Natchez in consideration of such services) and (b) relationships with Natchez as stockholders or option holders therein, none of the directors, officers, or Natchez Stockholders, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Natchez, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Natchez's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Natchez, or any supplier, distributor, or customer of Natchez, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

     3.12 Litigation and Other Proceedings. There is no action, suit, claim, investigation or proceeding (or any basis therefor known to Natchez) pending against or, to the knowledge of Natchez, threatened against Natchez or its properties and assets before any court or arbitrator or any Governmental Entity. Natchez is not subject to any order, writ, judgment, decree, or injunction that has a Material Adverse Effect on Natchez's Business Condition.

     3.13 No Defaults. Natchez is not, nor has Natchez received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Natchez; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Natchez is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Natchez.

     3.14 Major Contracts. Except as set forth in Section 3.14 of the Natchez Disclosure Schedule, Natchez is not a party to or subject to:

          (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

          (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

          (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

          (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $25,000 or pursuant to which Natchez has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

          (e) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $25,000 or more;

          (f) Any contract or agreement containing covenants purporting to limit Natchez's freedom to compete in any line of business in any geographic area; or

          (g) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Natchez of more than $25,000 in the aggregate and where payment in full by Natchez or to Natchez has not occurred as of the date hereof.

     All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Natchez Disclosure Schedule pursuant to this
Section 3.14 are valid and in full force and effect against Natchez and to the knowledge of Natchez against each other party thereto and Natchez has not, nor, to the knowledge of Natchez, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since the Unaudited Balance Sheet Date, Natchez has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.14 unless such amendment, modification or termination was in the ordinary course of business and Natchez has provided Parent with written notification of such (including through the Natchez Disclosure Schedule).

     3.15 Material Reductions. To Natchez's knowledge, none of the parties to any of the contracts identified in the Natchez Disclosure Schedule pursuant to
Section 3.14 have terminated or expressed to Natchez an intent to terminate its business with Natchez in the future.

     3.16 Insurance and Banking Facilities. Section 3.16 of the Natchez Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance of Natchez in force at the date of this Agreement (including name of insurer, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Natchez has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Natchez with respect to any such contracts of insurance have been paid in accordance with their terms, and Natchez does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance have been presented.

     3.17 Employees. The Natchez Disclosure Schedule sets forth a list of (a) the names, titles, salaries and all other compensation of all salaried Natchez employees (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried Natchez employees (by classification). Any persons engaged by Natchez as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee has stated to any of David Power, Herbert Rush, Bart Hanlon or John Keenan that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of Natchez have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Natchez is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Natchez has never been and, to the knowledge of Natchez, is not now subject to a union organizing effort. Natchez does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Natchez is not a party to any pending, or to Natchez's knowledge, threatened, labor dispute. Natchez has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of Natchez, threatened to be brought, in any court or administrative agency by any former or current Natchez employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Natchez's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

     3.18 Employee Benefit Plans. Each Plan (as defined below) covering active, former, or retired employees of Natchez is listed in Section 3.18 of the Natchez Disclosure Schedule. "Plan" means any employee benefit plan as defined in Section 3(3) of ERISA (as defined below) and will also include any Code Section125 flexible benefit plan or arrangement, employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Natchez has provided to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract, the most recent IRS determination or opinion letter, copies of test results for the Code Section 401(k) and 401(m) nondiscrimination requirements and the top heavy test requirements for the last three years, and any material correspondence with the Internal Revenue service or the Department of Labor. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Natchez has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the

Code has been determined by the Internal Revenue Service to be so qualified or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of Natchez, nothing has occurred which could reasonably be expected to cause the loss of the tax-qualified status of any Plan intended to qualify under Section 401(a) of the Code. No operational error has occurred which would adversely affect the qualified status of the Plan. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All required contributions to any Plan have been made. Neither Natchez nor any entity which is considered one employer with Natchez under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Natchez to amend or terminate any Plan without incurring any liability thereunder other than for benefits accrued through the date of amendment or termination and reasonable administrative expenses related thereto. Natchez has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Natchez relating to, or change in employee participation or coverage under, any Plan. Neither Natchez nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Natchez other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. Neither Natchez nor any Plan has received a distribution of stock from a mutual insurance company that converted to stock form.

     3.19 Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Natchez (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Natchez under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.20 Guarantees and Suretyships. Natchez has no powers of attorney outstanding, and Natchez has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

     3.21 Brokers and Finders. Except as set forth in Section 3.21 of the Natchez Disclosure Schedule, Natchez has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Natchez owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement. Attached to
Section 3.21 of the Natchez Disclosure Schedule are copies of any written agreements and the summary of terms for any agreements, written or oral, with respect to such fees.

     3.22 Certain Payments. Neither Natchez, nor to the knowledge of Natchez, any Person acting on behalf of Natchez has, directly or indirectly, on behalf of or with respect to Natchez: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Natchez, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     3.23  Environmental Matters.   Natchez has complied in all material
respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or
human health or safety (collectively, "Environmental Laws").   Natchez has not
handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in material compliance with Environmental Laws. To the knowledge of Natchez, there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or
leased by Natchez.   Natchez has not conducted, nor is it aware of, any
environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Natchez. To the knowledge of Natchez, there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to Natchez's operations or activities, or any real property at any time owned, operated or leased by Natchez, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     3.24  Information Statement.   The information regarding Natchez
(including, for purposes of this Section 3.24, information regarding Natchez's officers, directors and stockholders) included in the information to be sent to the stockholders of Natchez in connection with the consideration and approval of the Merger and the other transactions contemplated by this Agreement (such information statement as amended or supplemented is referred to herein as the "Information Statement") will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the Natchez Stockholders, at the time of the execution and delivery of any written consent of the Natchez Stockholders or the time of any stockholders meeting of Natchez to approve the Merger, and at the Effective Time, contain any statement regarding Natchez that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Natchez necessary in order to make the statements made therein regarding Natchez not false or misleading in any material respect; or omit to state any material fact regarding Natchez necessary to correct any statement regarding Natchez in any earlier communication with respect to the solicitation of the stockholders of Natchez that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to Natchez should be discovered by Natchez which should be set forth in an amendment or a supplement to the Information Statement, Natchez will promptly inform Parent. Notwithstanding the foregoing, Natchez makes no representation or warranty with respect to any information regarding Parent or Merger Sub which is contained in any of the foregoing documents.

     3.25 Year 2000. To the extent any of the hardware products and tools or software products and tools that are currently published, offered or under development by Natchez process, manipulate, provide, handle or otherwise use date or date related data, all such hardware products and tools and software products and tools are year 2000 compliant. In addition, any reprogramming required to permit the proper functioning, in and following the year 2000, of Natchez's computer systems and equipment containing embedded microchips material to the conduct of Natchez's business, and the testing of all such systems and equipment, as so reprogrammed, has been completed. The cost to Natchez of such reprogramming and testing and the reasonably foreseeable consequences of year 2000 to Natchez (including, without limitation, reprogramming errors, products or services provided by Natchez and the failure of others' systems or equipment) will not have a Material Adverse Effect on Natchez's Business Condition. For purposes of this Agreement, a product will not be deemed to be "year 2000 compliant" unless it is capable of correctly and accurately (i) processing, manipulating, providing, handling or otherwise using date data within and between the twentieth and twenty-first centuries and (ii) handling computer date rollover on December 31, 1999 at midnight.

     3.26 Disclosure. Neither the representations or warranties made by Natchez in this Agreement, nor the Natchez Disclosure Schedule or any other certificate executed and delivered by Natchez pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


               Parent and Merger Sub jointly and severally represent and warrant to Natchez as follows:

          4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

          4.2 Capitalization. The authorized capital stock of Parent as of June 30, 1999, is as set forth in the Quarterly Report on Form 10-Q of Parent, as filed with the Securities and Exchange Commission (the "Commission") for the quarter ended June 30, 1999 (the "Recent 10-Q"). All of the Parent Common Stock is duly authorized, validly issued, fully paid and nonassessable.

          4.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Parent and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Natchez. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms.

          4.4 Non-Contravention. Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent is a party, or under which Parent may be obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of Parent.

          4.5 Reports and Financial Statements. Parent has previously furnished to Natchez true and correct copies of its (i) Annual Report on Form 10-K for the period ended December 31, 1998, (ii) the Recent 10-Q, and (iii) all other reports filed by it with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 1999 (such reports, together with any amendments or supplements thereto are collectively referred to herein as, the "Reports"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in the Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate).

          4.6 Validity of Parent Merger Shares. The Parent Merger Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable; provided, however, that the Parent Merger Shares to be issued in the Merger will be subject to restrictions on transfer under applicable federal and state securities laws.

          4.7 Consents and Approvals of Governmental Authorities. Assuming the accuracy of the representations and warranties of Natchez and the Natchez Stockholders contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the DGCL, (c) the filing of appropriate documents with the Nasdaq Stock Market and
(d) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          4.8 Absence of Certain Changes or Events. Since the date of the balance sheet included in the Recent 10-Q, there has not been any material adverse change in the Business Condition of Parent.

          4.9 Information Statement. The information regarding Parent (including, for purposes of this Section 4.9, information regarding Parent's officers, directors and stockholders) included in the Information Statement will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Natchez, at the time of the execution and delivery of any written consent of the stockholders of Natchez or the time of any stockholders meeting of Natchez to approve the Merger, and at the Effective Time, contain any statement regarding Parent that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Parent necessary in order to make the statements made therein regarding Parent not false or misleading in any material respect; or omit to state any material fact regarding Parent necessary to correct any statement regarding Parent in any earlier communication with respect to the solicitation of the stockholders of Parent that has become false or misleading in any material respect. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information regarding Natchez which is contained in any of the foregoing documents.

          4.10 Disclosure. Neither the representations or warranties made by Parent in this Agreement, nor the Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                                   ARTICLE V

                              COVENANTS OF NATCHEZ


     As promptly as practicable after the execution of this Agreement, Natchez shall submit the Information Statement in the form and substance acceptable to Parent and provide notices with respect to dissenters' rights as may be required by the DGCL to all stockholders of Natchez who have not already executed a written consent of stockholders approving this Agreement, the Merger and the transactions contemplated hereby. The Information Statement shall include all information and documents relating to Natchez, its business or operations, Parent, its business or operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to Parent and Natchez and intended to comply in all material respects with Regulation D under the Securities Act, in form and substance satisfactory to Parent and its counsel, to satisfy all requirements applicable to Natchez of applicable state and federal securities laws, the DGCL and the regulations thereunder. Anything to the contrary contained herein notwithstanding, Natchez shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

     In addition to the forgoing and in the event the Closing has not occurred on the date of this Agreement, then during the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, Natchez agrees as follows (except as expressly contemplated by this Agreement or otherwise permitted with Parent's prior written consent):

     5.1 Conduct of Business in Ordinary Course. Natchez will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Natchez shall cause its officers to confer at such times as Parent may reasonably request with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Natchez. The foregoing notwithstanding, Natchez will not without the prior written consent of Parent:

          (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $25,000;

          (b) hire or fire any employee (as to which Parent's consent will not be unreasonably withheld), or grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of Natchez;

          (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of Natchez;

          (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Natchez;

          (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Natchez in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Natchez's business provided that Natchez consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

          (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Natchez's products or services in a manner adverse to Natchez;

          (g) accelerate the vesting or otherwise modify any Natchez Option, restricted stock or other outstanding rights or other securities;

          (h) agree in writing or otherwise to take any of the foregoing actions; or

          (i) other than in the ordinary course of business consistent with prior practice, make any change any election in respect of Taxes, adopt or change any method of accounting or accounting practice in respect of Taxes, enter into any closing agreement, settle any claim in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

     5.2  Dividends, Issuance of, or Changes in Securities.  Natchez will not:
(i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Natchez to issue any such shares, Company Voting Debt or other convertible securities except as any of the foregoing is required by outstanding Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Natchez, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

     5.3  Governing Documents.   Natchez will not amend its Charter Documents.

     5.4  No Acquisitions.   Natchez will not authorize, recommend, propose or
announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of assets or securities.

     5.5 No Dispositions. Natchez will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

     5.6 Indebtedness. Natchez will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

     5.7 Compensation. Natchez will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. Natchez will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Natchez is obligated under arrangements existing prior to the date hereof and which have been disclosed in the Natchez Disclosure Schedule.

     5.8 Claims. Natchez will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

     5.9 Access to Properties and Records. Subject to contractual and other obligations, Natchez will give Parent and its representatives full access, at a place reasonably acceptable to Natchez, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Natchez, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may request. With Natchez's prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with Natchez personnel to make appropriate inquiries of third parties in the course of its investigation.

     5.10 Breach of Representations and Warranties. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a material breach or inaccuracy of the representations and warranties set forth in Article III, Natchez will give detailed notice thereof to Parent and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

     5.11 Consents. Natchez will promptly apply for or otherwise seek and use reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

     5.12 Tax Returns. Natchez will promptly provide or make available to Parent copies of all tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

     5.13 Exclusivity; Acquisition Proposals. Unless and until this Agreement will have been terminated by either party pursuant to Article X hereof, Natchez will not (and will use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Natchez's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent or its representatives concerning Natchez's business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Natchez is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Natchez will promptly notify Parent of such contact and the identity of the party so contacting Natchez.

     5.14 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Natchez will promptly advise and consult with Parent regarding any and all material events and developments that would cause or constitute a material breach or inaccuracy of the representations, warranties and covenants of Natchez contained in this Agreement.

     5.15 Employment Agreements. Natchez will use its reasonable best efforts to cause each of David Power, Herbert Rush, Bart Hanlon and John Keenan to enter into employment agreements (the "Employment Agreements") in the form and substance acceptable to Parent.

     5.16 Reasonable Best Efforts. Natchez will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     5.17 Insurance. Natchez will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Natchez Disclosure Schedule, and Natchez will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

     5.18 Certain Tax Matters. Natchez shall not, either before or after the consummation of the Merger, take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a).

                                   ARTICLE VI

                              COVENANTS OF PARENT


     In the event the Closing has not occurred on the date of this Agreement, then during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with Natchez's prior written consent):

     6.1 Breach of Representations and Warranties. Neither Parent nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article IV or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to Natchez and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

     6.2 Additional Information; Access. Parent will provide Natchez and its stockholders with the information relating to Parent referred to in Section 4.5 and the information relating to Parent to be included in the Information Statement. In addition, Parent will afford to Natchez and to its counsel and to the persons expected to become stockholders of Parent pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning Parent as Natchez or such stockholder may reasonably request. Such stockholders will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Parent concerning the terms and conditions of the Merger and the issuance of the Parent Merger Shares pursuant thereto.

     6.3 Consents. Parent will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

     6.4 Reasonable Best Efforts. Each of Parent and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

     6.5 Nasdaq National Market Listing. Parent will use its reasonable best efforts to cause the Parent Merger Shares to be authorized for trading on the Nasdaq National Market as soon as practicable.

     6.6 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Parent will promptly advise and consult with Natchez regarding any and all material events and developments that would cause or constitute a material breach or inaccuracy of the representations, warranties and covenants of Parent and Merger Sub contained in this Agreement.

     6.7 Third Party Beneficiaries. Sections 6.5 and 6.6 will survive the consummation of the Merger, are intended to benefit the stockholders of Natchez that receive Parent Merger Shares (the

"New Parent Stockholders"), will be binding on Parent and its successors and assigns, and will be enforceable by the officers and directors of Natchez and the New Parent Stockholders.

     6.8 Certain Tax Matters. Parent shall not, either before or after the consummation of the Merger, take any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS


     In addition to the foregoing, Parent, Merger Sub and Natchez each agree to take the following actions:

     7.1 Voting Agreements. Simultaneously with the execution of this Agreement, Natchez will cause the Voting Agreements in the form attached hereto as Exhibit 7.1 (the "Voting Agreements"), to be executed by the persons and entities listed in Schedule I attached hereto. The signatories of the Voting Agreements represent greater than 90% of the outstanding voting securities of Natchez.

     7.2 Investment Agreements. All resales of Parent Common Shares by the New Parent Stockholders will be subject to the restrictions imposed by the investment agreements (the "Investment Agreements") in the form attached as
Exhibit 7.2, which will be entered into by each New Parent Stockholder and
Parent.   Parent will be entitled to place the legends as referred to in the form of Investment Agreement on each certificate evidencing any Parent Common Shares to be received by New Parent Stockholders pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Shares consistent with the terms of the Investment Agreements.

     7.3 Legal Conditions to the Merger. Each of Parent, Merger Sub and Natchez will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Merger Sub and Natchez will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Natchez, Merger Sub, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     7.4 Employee Benefits. Nothing contained herein will be considered as requiring Natchez or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. Employees of Natchez who continue in the employment of Natchez or Parent after the Effective Time shall be eligible for the same employee benefits that are made available to similarly situated Parent employees, and to the extent permitted by applicable law and the terms of

Parent's existing benefit plans, will be given credit under such plans (other than stock option plans) for time served as an employee of Natchez. It is specifically understood that continued employment with Natchez or employment with Parent is not offered or implied for any other employees of Natchez and any continuation of employment with Natchez after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

     7.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; provided, however, that Natchez will estimate and itemize any such investment banking, legal and accounting expenses of Natchez prior to Closing and provide Parent with a copy of such estimate at the Closing; and provided, further, that the provisions of this Section 7.5 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

     7.6 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Natchez, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, Natchez will deliver to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

     7.7 Public Announcements. Natchez will not disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent determines in good faith to be required by applicable law after consultation with Natchez) without the prior written agreement of Parent. Parent will consult with Natchez before disseminating any press release or other announcement concerning this Agreement or the transactions contemplated herein.

     7.8 Confidentiality. Natchez and Parent have entered into a Confidentiality and Nondisclosure Agreement dated April 12, 1999 (the "Confidentiality Agreement") concerning each party's obligations to protect the confidential information of the other party. Natchez and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article X hereof, Parent will, and will cause its accountants, counsel and other representatives to deliver to Natchez all documents and other material, and all copies thereof, obtained by Parent or on its behalf from Natchez in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article X hereof, Natchez will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by Natchez or on its behalf or by a Stockholder from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT


     8.1 Conditions to Each Party's Obligation to Effect the Merger'. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Governmental Approvals. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or Natchez.

          (b) No Restraints. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (c) Tax Opinions. Parent and Company shall each have received a written opinion from their counsel, Testa, Hurwitz & Thibeault, LLP and Hale and Dorr LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     8.2 Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

          (a) Representations and Warranties of Natchez. The representations and warranties of Natchez set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent and (iii) for representations and warranties specifically limited to an earlier date(s). Parent will have received a certificate signed by the chief executive officer and the chief financial officer of Natchez to such effect on the Closing Date.

          (b) Performance of Obligations of Natchez. Natchez will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent, and Parent will have received a certificate signed by the chief executive officer and the chief financial officer of Natchez to such effect on the Closing Date.

          (c) Investment Agreements. Parent will have received from stockholders of Natchez constituting at least 93% of the outstanding shares of Natchez Stock duly executed Investment Agreements.

          (d) Employment Agreements. Each of the Employment Agreements shall have been duly executed and delivered to Parent.

          (e)  [Intentionally Deleted].

          (f) Escrow Agreement. Parent, the Indemnification Representative and the Escrow Agent shall have entered into the Escrow Agreement.

          (g) Legal Action. There will not be any written threats or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or Natchez as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of Natchez's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Natchez's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent's ability to receive the anticipated benefits of the Merger and the employment of the individuals executing the Employment Agreements.

          (h) Opinion of Counsel. Parent will have received an opinion dated as of the Closing Date of Hale and Dorr LLP, counsel to Natchez, in a form reasonably acceptable to Parent.

          (i) Consents. Parent will have received duly executed copies of all Consents specified in the Natchez Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in Natchez Disclosure Schedule which have not been so disclosed, in each case except for such thereof as Parent and Natchez will have agreed in writing will not be obtained.

          (j) Termination of Rights and Certain Securities. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Natchez will have been terminated or waived or satisfied as of the Closing.

          (k) Stockholder Approvals. This Agreement and the Merger will have been approved by stockholders of Natchez holding at least ninety-three percent (93%) of the voting power of the outstanding shares of Natchez Stock.

          (l) Securities Law Compliance. If Natchez issues or sells any shares of its Capital Stock after the date hereof, (including, without limitation, in connection with the exercise of options for the purchase of shares of Natchez Common Stock), Parent will be satisfied, in its sole discretion, that the approval of the Merger, this Agreement and all associated transactions by the stockholders of Natchez and the issuance of Parent Merger Shares hereunder will have been conducted in compliance with Regulation D under the Securities Act in light of such additional issuances.

          (m) [Intentionally Deleted].

          (n) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Natchez, as required by the DGCL and Natchez's Charter Documents.

          (o) No Material Adverse Change. There shall not have occurred any Material Adverse Effect on the Business Condition of Natchez, it being acknowledged that the matters disclosed in Section 8.2(o) of the Natchez Disclosure Schedule shall not be deemed to be Material Adverse Effects on the Business Condition of Natchez for this purpose.

          (p) Tax Certificate. Natchez shall have delivered to Parent a clearance certificate or similar document(s) which may be required by any tax authority to relieve Parent of any obligation to withhold Taxes in connection with the transactions set forth in this Agreement. Natchez shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

     8.3 Conditions of Obligation of Natchez. The obligation of Natchez to effect the Merger is subject to the satisfaction of the following conditions unless waived by Natchez:

          (a) Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Natchez will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Natchez will have received a certificate signed on behalf of Parent by officers of Parent to such effect.

          (c) Opinion of Parent's Counsel. Natchez will have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, in a form reasonably acceptable to Natchez.

          (d) Stockholder Approval. This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of Natchez, as required by the DGCL and Natchez's Charter Documents.

          (e) Escrow Agreement. Parent, the Indemnification Representative and the Escrow Agent shall have entered into the Escrow Agreement.

          (f) Legal Action. There will not be any written threats or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Natchez as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of Natchez in the transactions contemplated by this Agreement; provided, however, that Natchez will automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

          (g) No Material Adverse Change. There shall not have occurred any Material Adverse Effect on the Business Condition of Parent.

          (h) Nasdaq National Market Listing. Parent shall have applied to the Nasdaq National Market to have the Parent Merger Shares authorized for trading on the Nasdaq National Market.


                                   ARTICLE IX

                                INDEMNIFICATION


     9.1 Indemnification Relating to Agreement. Subject to Sections 9.4 and 9.6, the stockholders of Natchez, by virtue of their approval of this Agreement and the Merger in accordance with the applicable provisions of the DGCL, jointly and severally with respect to all amounts held pursuant to the Escrow Agreement and severally and not jointly with respect to amounts in excess thereof, hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 9.4 ("Indemnifiable Amounts"), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by Natchez of any representation or warranty of Natchez contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent or (ii) the failure, partial or total, of Natchez to perform any agreement or covenant required by this Agreement to be performed by it other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Natchez, and no stockholder of Natchez will be entitled to any indemnification from Natchez or the Surviving Corporation for amounts paid hereunder.

     9.2 Third Party Claims. With respect to any claims or demands by third parties as to which Parent may seek indemnification hereunder, other than claims or demands covered by Section 9.3, whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the "Indemnification Representative" (as designated in the Escrow Agreement) of such claim or demand and of the facts within Parent's knowledge that relate thereto within a reasonable time after receiving such written notice; provided, however, no delay on the part of Parent shall relieve the stockholders of Natchez of any liability or obligation hereunder, except to the extent that the defense of such claim or demand has been materially prejudiced by Parent's failure to give notice within a reasonable time after receiving notice thereof. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, reasonably satisfactory to Parent, and solely at the cost and expense of the stockholders of Natchez, which costs and expenses will be payable out of the property being held pursuant to the Escrow Agreement; provided, however, if the Indemnification Representative exercises its right to defend, contest, negotiate or settle any such claim or demand and there exists an actual conflict of interest between the interests of the stockholders of Natchez and those of the Parent with respect to such claim or demand, Parent may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to Parent shall be considered Indemnifiable Amounts for purposes of this Agreement. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent's rights to object for other reasons, Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. If the Indemnification Representative gives notice to Parent within twenty (20) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this
Article IX as to any Indemnifiable Amounts; provided, however, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to Parent of his intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this
Article IX as to any Indemnifiable Amounts.

     9.3 Tax Contests. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. Parent will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which Parent may seek indemnification hereunder, Parent shall consult with the Indemnification Representative and allow him to comment before taking any position or making any written submission with any Governmental Entity with regard to any indemnifiable matter.

     9.4  Limitations.  Notwithstanding any other provision in this Article IX,
(i) Parent will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article IX disregarding any qualification in any representation or warranty as to "materially" or "material") exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Threshold Amount"), provided that at such time as the amount to which Parent is entitled to be indemnified exceeds the Threshold Amount, Parent shall be entitled to be indemnified for Indemnifiable Amounts in excess of $100,000 and (ii) the aggregate amount to which Parent will be entitled to be indemnified under this Article IX shall not exceed the value of the Escrow Shares, as determined in accordance with the Escrow Agreement; provided, however, that the limitation set forth in clause (ii) above shall not apply to any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by Natchez of any representation or warranty contained in Section 3.5 of this Agreement of which Parent notifies the Indemnification Representative on or before April 1, 2000, in which case the aggregate amount to which Parent will be entitled to be indemnified pursuant to this Article IX will not exceed a dollar amount equal to the aggregate number of Parent Merger Shares valued at the Parent Average Closing Price, and the liability of any single stockholder of Natchez for indemnification obligations for any such breach after the termination of the Escrow Agreement shall be further limited to such stockholder's pro rata share of any Indemnifiable Amounts based on the number of Parent Merger Shares received by such stockholder relative to the aggregate number of Parent Merger Shares; and provided further, however, that there will be no limitation on the obligations of any person for Indemnifiable Amounts arising out of criminal activity or fraud of such person. Any Indemnifiable Amounts payable by a stockholder of Natchez pursuant to the preceding sentence will be net of, and in addition to, the stockholder's portion of any portion of the property held pursuant to the Escrow Agreement that is payable to Parent; provided, however, that Parent will first seek reimbursement of any Indemnifiable Amounts pursuant to the provisions of the Escrow Agreement, but may seek indemnification hereunder with respect to any deficiency in any Indemnifiable Amounts arising out of criminal activity or fraud not satisfied by the property held pursuant to the Escrow Agreement after the termination of the Escrow Agreement.

     9.5  Binding Effect.  The indemnification obligations contained in this
Article IX are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

     9.6 Time Limit. The representations, warranties, covenants and agreements of Natchez set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement; provided, however, that claims alleging fraud may be made only on or before the third yearly anniversary of the Closing Date.

     9.7 Updating of Disclosure Schedule. Natchez will have the right to update the Natchez Disclosure Schedule from time to time prior to the Closing to reflect changes to the Natchez Disclosure Schedule; provided that any changes to the Natchez Disclosure Schedule will have no effect for purposes of determining whether Parent's closing condition set forth in Section 8.2(a) has been satisfied, but will have the effect of precluding any indemnity claim pursuant to Article IX (or any reduction in the Threshold Amount) based on any such changes which have been disclosed in all material respects.

     9.8 Sole Remedy. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article IX and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any stockholder of Natchez, in such stockholder's capacity as such, to) Parent, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy for criminal activity or fraud.

                                   ARTICLE X

                              REGISTRATION RIGHTS


     10.1 Certain Definitions. As used in this Article X, the following terms shall have the following respective meanings:

          (a) "Resale Holder" means: (i) a stockholder of Natchez to whom shares of Parent Common Stock are issued pursuant to this Agreement and the Merger, or
(ii) the Escrow Agent (as defined in the Escrow Agreement), or (iii) a transferee to whom registration rights granted under this Article X are assigned pursuant to Section 10.7 hereof.

          (b) "Registrable Securities" means for any Resale Holder the number of shares of Parent Common Stock issued to such Resale Holder pursuant to this Agreement and the Merger, and for all Resale Holders the sum of the Registrable Securities held by them; provided, however, that such shares of Parent Common Stock held by a particular Resale Holder shall cease to be Registrable Securities at such time as such Resale Holder is able to sell such shares (including all Registrable Securities held by Affiliates of such Resale Holder, as defined pursuant to Rule 144 of the Securities Act) in their entirety within a single 90 day period under Rule 144 of the Securities Act.

     10.2 Resale Holder Registration.

          (a) Parent shall use its reasonable best efforts to cause the Registrable Securities then held by each Resale Holder to be registered under the Securities Act so as to permit the sale thereof as set forth in this Section
10.2. Parent shall prepare and file with the Commission as soon as practicable after the Effective Time, but in any event within 90 days following the Effective Time, a registration statement in such form as is then available under the Securities Act covering fifty percent (50%) of the Registrable Securities of all Resale Holders not previously sold pursuant to Section 10.3 hereof (the "Initial Shelf Registration Statement"); provided, however, that the obligation of Parent to use its reasonable best efforts to cause the registration of the Registrable Securities to be sold pursuant to the Initial Shelf Registration Statement shall not include any obligation of Parent to request acceleration of such Initial Shelf Registration Statement prior to April 1, 2000; and provided, further that each Resale Holder shall provide all such information and materials and take all such action as may be required in order to permit Parent to comply with all applicable requirements of the Securities Act and the Exchange Act and to obtain any desired acceleration of the effective date of such Initial Shelf Registration Statement, such provision of information and materials to be a condition precedent to the obligations of Parent pursuant to this Article X to register the Registrable Securities held by such Resale Holder. Parent shall also prepare and file with the Commission within 120 days following the Effective Time, a registration statement in such form as is then available under the Securities Act (the "Subsequent Shelf Registration Statement") covering all Registrable Securities of all Resale Holders not previously sold pursuant to
Section 10.3 hereof or previously registered pursuant to the Initial Shelf Registration Statement; provided, however, that the obligation of the Parent to use its reasonable best efforts to cause the registration of the Registrable Securities to be sold pursuant to the Subsequent Shelf Registration Statement shall not include any obligation of Parent to request acceleration of such Subsequent Shelf Registration Statement prior to June 1, 2000; and provided, further, that each Resale

Holder shall provide all such information and materials and take all such action as may be required in order to permit Parent to comply with all applicable requirements of the Securities Act and the Exchange Act and to obtain any desired acceleration of the effective date of such Subsequent Shelf Registration Statement, such provision of information and materials to be a condition precedent to the obligations of Parent pursuant to this Article X to register the Registrable Securities held by such Resale Holder. Upon the effectiveness of the Subsequent Shelf Registration Statement, the Parent shall provide a combined prospectus (within the meaning of Rule 429 of the Rules and Regulations under the Securities Act) for the Initial Shelf Registration Statement and Subsequent Shelf Registration Statement to the Resale Holders pursuant to Section 10.2(b). The offerings made pursuant to such registrations shall not be underwritten.

          (b) Parent shall (i) prepare and file with the Commission the registration statements in accordance with Section 10.2 hereof with respect to the Registrable Securities and shall use its reasonable best efforts to cause such registration statements to become effective by April 1, 2000 for the Initial Shelf Registration Statement and by June 1, 2000 for the Subsequent Shelf Registration Statement and to keep such registration statements effective until the sooner to occur of (A) the date on which all Registrable Securities included within such registration statements have been sold or (B) the first date following the first anniversary of the Effective Time as to which no Registrable Securities exist as a result of the proviso to Section 10.1(b) or
(C) the second anniversary of the Effective Time; (ii) prepare and file with the Commission such amendments to such registration statements and amendments or supplements to the prospectuses used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities registered by such registration statements (including such amendments as may be necessary to reflect different or additional selling stockholders as a result of any distribution of Registrable Securities by the Resale Holders to the beneficial owners of such Registrable Securities); (iii) furnish to each Resale Holder such number of copies of any prospectuses (including any preliminary prospectus and any amended, combined or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Resale Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while Parent shall be required under the provisions hereof to cause the registration statements to remain effective; (iv) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statements under the securities or blue sky laws of such jurisdictions as each Resale Holder shall reasonably request (provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified), and do any and all other acts or things which may be necessary or advisable to enable each Resale Holder to consummate the public sale or other disposition of such Registrable Securities in such jurisdictions; (v) notify each Resale Holder, promptly after it shall receive notice thereof, of the date and time the registration statements and each post-effective amendment to such registration statements become effective or a supplement to any prospectus forming a part of such registration statements has been filed; and (vi) promptly reissue, or promptly authorize and instruct its transfer agent to reissue, unlegended certificates at the request of any Resale Holder thereof upon such Resale Holder's delivery of original certificates representing Registrable Securities tendered for sale pursuant to such effective registration statements, and to promptly respond to broker's inquiries made of the Parent in connection with such sales, in each case with a view to reasonably assisting the Resale Holder to complete such sale during such period of effectiveness.

          (c) Notwithstanding the foregoing obligation of Parent under this
Section 10.2, if Parent shall furnish to the Resale Holder or Resale Holders requesting a registration statement pursuant to this Section 10.2 a certificate signed by the President of Parent stating that in the good faith judgment of Parent, it would be seriously detrimental to Parent and its stockholders for such registration statement to be filed at such time and it is therefore essential to defer the filing of such registration statement, Parent shall have the right to defer such filing for a period of not more than 30 days beyond the date specified under Section 10.2(a) above.

     10.3 Piggyback Registration.

          (a) Parent may determine to provide for the firmly underwritten sale of Parent Common Stock for its own account and/or the account of other stockholders, and in connection with such determination, shall file with the Commission a registration statement to register such Common Stock (an "Underwritten Sale"). In the event of such a determination, Parent will give to each Resale Holder written notice thereof at least 15 days prior to the filing of such registration statement, and will include in the Underwritten Sale (and any related qualification under blue sky laws or other related compliance) all the Registrable Securities specified by the Resale Holders in their written request or requests to Parent, made within 10 days after receipt of such written notice from Parent, subject, however, to the marketing and other limitations set forth in Section 10.3(b) below; provided, however, that no Registrable Securities shall be included in a registration statement filed with the Commission if (i) the Registrable Securities have been sold in a registration statement pursuant to Section 10.2 or (ii) the Parent reasonably determines that the Underwritten Sale will not be completed (i.e., the registration statement is not declared effective) within one year of the Effective Time. An Underwritten Sale, including the form of underwriting agreement to be entered into by Parent, the underwriter(s) and any selling stockholders, shall be on customary terms. The underwriter(s) for an Underwritten Sale shall be selected by Parent in its sole discretion.

          (b) The right of any Resale Holder to registration pursuant to this
Section 10.3 shall be conditioned upon such Resale Holder's participation in the Underwritten Sale and the inclusion of Registrable Securities in the Underwritten Sale to the extent provided herein. All Resale Holders distributing Registrable Securities through the Underwritten Sale shall (together with Parent and the other holders distributing their securities through the Underwritten Sale) enter into an underwriting agreement in customary form with the managing underwriter. Notwithstanding any other provision of this
Section 10.3, if the Registrable Securities requested to be included in the Underwritten Sale pursuant to this Section 10.3 exceeds twenty percent (20%) of the total number of shares to be included in such registration, the Parent or the managing underwriter, as the case may be, may limit the Registrable Securities to be included in such registration and underwriting to twenty percent (20%) of the total number of shares to be included in such registration and underwriting, allocated among the Resale Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested to be included by such Resale Holders in accordance with Section 10.3(a) above. To facilitate the allocation of shares in accordance with the above provision, Parent or the underwriters may round the number of shares allocated to any Resale Holder to the nearest 100 shares. If any Resale Holder disapproves of the terms of the Underwritten Sale, he or she may elect to withdraw therefrom by written notice to Parent and the managing underwriter.

     10.4 Suspension of Prospectus. Under any registration statement filed pursuant to Section 10.2 hereof, Parent may restrict disposition of Registrable Securities, and a Resale Holder will not be able to dispose of such Registrable Securities, if Parent shall have delivered a notice in writing to such Resale Holder stating that a delay in the disposition of such Registrable Securities is necessary because Parent, in its reasonable judgment, has determined in good faith that such sales would require public disclosure by Parent of material nonpublic information that is not included in such registration statement and that immediate disclosure of such information would be seriously detrimental to Parent. In the event of the delivery of the notice described above by Parent, Parent shall use its reasonable best efforts to amend such registration statement and/or amend or supplement the related prospectus if necessary and to take all other actions necessary to allow the proposed sale to take place as promptly as possible, subject, however, to the right of Parent to delay further sales of Registrable Securities until the conditions or circumstances referred to in the notice have ceased to exist or have been disclosed. Such right to delay sales of Registrable Securities shall not exceed 75 days in the aggregate and no longer than 30 days as to any single delay (any such period of delay herein referred to as a "blackout period"); after the registration statement is declared effective, no blackout period may be imposed during the 15-day period following the date of effectiveness or the termination date of the last blackout period. In addition, each Resale Holder who becomes an employee of Parent shall be subject to the trading restrictions related to the release of quarterly results of operations in the same manner as other employees of Parent.

     10.5 Expenses. All of the out-of-pocket expenses incurred in connection with any registration of Registrable Securities pursuant to this Article X, including, without limitation, all Commission, Nasdaq National Market and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Parent's outside counsel and independent accountants shall be paid by Parent. Parent shall not be responsible to pay any legal fees for any Resale Holder or any selling expenses of any Resale Holder (including, without limitation, any broker's fees or commissions, including underwriter commissions).

     10.6 Indemnification. In the event of any offering registered pursuant to this Article X:

          (a) Parent will indemnify each Resale Holder, each of its officers, directors and partners and such Resale Holder's legal counsel and independent accountants, and each person controlling such Resale Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article X, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act, or state securities laws, or common law, applicable to Parent in connection with any such registration, qualification or compliance, and will reimburse (and advance the same to) each such Resale Holder, each of its officers, directors and partners and such Resale Holder's legal counsel and independent accountants, and each person controlling such Resale Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based in any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent in an instrument duly executed by such Resale Holder or underwriter and stated to be specifically for use therein; provided, however, that the foregoing is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), the provisions hereof shall not inure to the benefit of any Resale Holder, if the Parent had complied with its obligations under Section 10.2(b)(iii) with respect to such Final Prospectus and a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

          (b) Each Resale Holder will, if Registrable Securities held by such Resale Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Parent, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of Parent's securities covered by such a registration statement, each person who controls Parent or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Resale Holder, each of its officers and directors and each person controlling such Resale Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent, such Resale Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Parent by an instrument duly executed by such Resale Holder and stated to be specifically for use therein; provided, however, that the obligations of such Resale Holders hereunder shall be limited to an amount equal to the net proceeds received by each such Resale Holder of Registrable Securities actually sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 10.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article X; provided that if the Indemnified Party has claims against the Indemnifying Party or otherwise has claims or defenses different from or in addition to those of the Indemnifying Party, the Indemnified

Party may retain counsel of its own choice for all Resale Holders, and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

          (d) The obligations of Parent and each Resale Holder under this
Section 10.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article X and otherwise.

          (e) Notwithstanding the foregoing, to the extent the provisions of this Section 10.6 are inconsistent with or conflict with the terms of any underwriting, indemnification, selling or similar agreement entered into by a Resale Holder in connection with the offer and sale of Registrable Securities pursuant to a registration effected pursuant to this Article X, the terms of such agreement shall govern and shall supersede the provisions of this Article X.

     10.7 Limitation on Assignment of Registration Rights The rights to cause Parent to register Registrable Securities pursuant to this Article X may not be assigned by a Resale Holder unless such a transfer is to stockholders, partners or retired partners, or members or retired members of a Resale Holder (including spouses and ancestors, lineal descendants, and siblings of such stockholders, partners, members or spouses who acquire Registrable Securities by right, will, or intestate succession) and all such transferees or assignees agree in writing to appoint a single representative as their attorney-in-fact for the purpose of receiving any notices and exercising their rights under this Article X. Prior to a permitted transfer of registration rights under this Article X, a Resale Holder must furnish Parent with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being assigned and a copy of a duly executed written instrument in form reasonably satisfactory to Parent by which such transferee assumes all of the obligations and liabilities of its transferor hereunder and agrees itself to be bound hereby. No transfer of registration rights under this
Article X shall be permitted if immediately following such transfer the disposition of such Registrable Securities by the transferee is not restricted under the Securities Act; provided that Parent shall have provided such transferee with certificates representing such Registrable Securities free of any transfer restrictions and Parent shall have instructed the transfer agent for such Registrable Securities to remove any stop transfer or other instructions.


                                   ARTICLE XI

                                  TERMINATION


     In the event the Closing has not occurred on the date of this Agreement, then Parent, Merger Sub and Natchez further agree as follows:

     11.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Parent and Natchez.

     11.2 Termination by Parent. This Agreement may be terminated by Parent (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Natchez, if there has been a material breach by Natchez of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.2 and has not been cured within five (5) business days following receipt by Natchez of notice of such breach.

     11.3 Termination by Natchez. This Agreement may be terminated by Natchez (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Parent, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.3 and has not been cured within five (5) business days following receipt by Parent of notice of such breach,

     11.4 Outside Date. This Agreement may be terminated by Parent alone or by Natchez alone by means of written notice if the Effective Time does not occur on or prior to October 31, 1999; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     11.5 Effect of Termination. In the event of termination of this Agreement by either Natchez or Parent as provided in this Article XI, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, Natchez, Merger Sub or their respective officers or directors, except that (i) the provisions of Sections 7.5, 7.7, 7.8 and 12.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.


                                  ARTICLE XII

                                 MISCELLANEOUS


     12.1 Entire Agreement. Except for the Confidentiality Agreement, this Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

     12.2 Governing Law; Consent to Jurisdiction. The Merger will be governed by the DGCL to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the Commonwealth of Massachusetts. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against Parent, Merger Sub or the Surviving Corporation may be commenced only in the state or federal courts in Boston, Massachusetts. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

     12.3  Notices.   All notices, requests, demands or other communications
which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     If to Parent or Merger Sub
                              TSI International Software Ltd.
                              45 Danbury Road
                              Wilton, Connecticut 06897
                              Attention: President and Chief Executive Officer Telephone No.: (203) 761-8600
                              Fax No.:  (203) 762-7677

                              With copies to:
                              Testa, Hurwitz & Thibeault, LLP
                              125 High Street
                              Boston, Massachusetts 02110
                              Attention:  Lawrence S. Wittenberg, Esq.
                              Telephone No.: (617) 248-7000
                              Fax No.: (617) 248-7100

     If to Natchez:           Novera Software, Inc.
                              Burlington Office Centre
                              25 Corporate Drive
                              Burlington, Massachusetts 01803
                              Attention:  President
                              Telephone No.: (781) 270-4422
                              Fax No.: (781) 270-0840

                              With a copy to:
                              Hale and Dorr LLP
                              60 State Street
                              Boston, Massachusetts 02109
                              Attention:  Jay E. Bothwick, Esq.
                              Telephone No.: (617) 526-6526
                              Fax No.: (617) 526-5000

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.3.

     12.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     12.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, will survive the Effective Time, but any claims for breach thereof may only be made within any applicable time limits specified herein or in the Escrow Agreement.

     12.6 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Natchez, Merger Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that Parent and Merger Sub may assign their respective rights hereunder (i) to their respective affiliates or (ii) in connection with any sale of Parent by means of a sale of all or substantially all of Parent's assets or by means of a merger, consolidation, recapitalization or reorganization of Parent in each case involving all or substantially all of the capital stock or assets of Parent; provided that Parent shall remain liable for its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment by Merger Sub or Parent, on the one hand, or by Natchez, on the other hand, in violation of this Section 12.6 will be voidable and will entitle Natchez or Parent, respectively, to terminate this Agreement at its option.

     12.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

     12.8 Amendment. This Agreement may not be amended except by an instrument in writing executed by Natchez, Merger Sub and Parent; provided however, that no such amendment which materially adversely affects the rights or obligations of any Stockholder will be made without the written consent of such Stockholder.

     12.9 Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

     12.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     12.11 Knowledge. For purposes of this Agreement, the term "Knowledge" (including any derivation thereof such as "know" or "knowing" and regardless of whether such word starts with an initial capital) in reference to Natchez will mean the actual knowledge of the directors and executive officers of Natchez.

     12.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of Natchez with respect to which such Tax relates. At Parent's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section
12.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.



        [THE REMAINDER OF THIS PAGE HAS  BEEN LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, Parent, Merger Sub and Natchez have executed this Agreement as of the date first written above.

TSI INTERNATIONAL SOFTWARE LTD.              NOVERA SOFTWARE, INC.



By: /s/ Constance F. Galley                  By: /s/ W. David Power
    ------------------------------------         -------------------------------
    Name:  Constance F. Galley                   Name:  W. David Power
    Title: President and Chief Executive         Title: President
           Officer


NATCHEZ ACQUISITION CORP.



By: /s/ Constance F. Galley
    -----------------------------------
    Name:  Constance F. Galley
    Title: President